SECOND AMENDMENT TO LICENSING AGREEMENT

THIS SECOND AMENDMENT TO LICENSING AGREEMENT (the “Amendment”) is made effective as of May 7, 2015 by and between Synergistic Holdings, LLC, a limited liability company (the “Synergistic”), and Accelera Innovations, Inc., a Delaware corporation (“Company”). Synergistic and the Company may collectively be referred to as the “Parties”.

BACKGROUND

A. Synergistic and the Company are the parties to that certain Licensing Agreement dated August 22, 2011 and the First Amendment to Licensing Agreement dated April 13, 2012 (collectively, the “Agreement”); and

B. The parties desire to amend certain parts of the Agreement as set forth below.

NOW, THEREFORE, in consideration of the execution and delivery of the Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Section 2.1(a) is hereby amended by deleting the current Section 2.1(a) and replacing it with the following new Section 2.1(a):

2.1 Grant of License:

(a) Licensor hereby grants to Licensee a non-exclusive, non-transferable, license for use in the Territory, with a limited right of sublicense, as set forth in Section 2.1(e) below, to allow the Licensee to use the Intellectual Property to make, use, and apply the Technology in the course of Licensee’s business, which, in the absence of the License, would infringe Licensor’s intellectual property;

2. Section 2.2, Exclusive Rights, is hereby deleted.

3. Section 3.1 is hereby amended by deleting the current Section 3.1 and replacing it with the following new Section 3.1:

ARTICLE 3

DISTRIBUTION AND COMMERCIALIZATION

LICENSE FEES

3.1 License Fees. Licensee shall pay Licensor the sum of $10,000.00 upon completion and acceptance of each installation of the Software at a location for each affiliate or subsidiary of Licensee and the sum of $10,000.00 on each anniversary after each such installation during the period of time in which the Software is used at such location (the “License Fee”). Licensee shall be responsible for the reasonable installation costs incurred by Licensor in connection with the installation and set up of the Software as required by Licensee. The License Fee may be paid in cash or the Licensee’s common stock.

4. Article 4 is hereby amended by deleting Sections 4.1(a), (b), (c), (d), (e) and (f) of such Article.

5. This Amendment shall be deemed part of, but shall take precedence over and supersede any provisions to the contrary contained in the Agreement. All initial capitalized terms used in this Amendment shall have the same meaning as set forth in the Agreement unless otherwise provided. Except as specifically modified hereby, all of the provisions of the Agreement which are not in conflict with the terms of this Amendment shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

Synergistic Holdings, LLC		Accelera Innovations, Inc.

By:	/s/ Geoffrey Thompson	By:	/s/ John L. Wallin
Print Name:	Geoffrey Thompson	Print Name:	John L. Wallin
Its:	Chairman	Its:	CEO